The Jensen Portfolio, Inc.
(the “Fund”)
Registration # 811-06653
Form N-SAR
Semi-Annual Period Ended November 30, 2010

Sub-Item 77K:  Change in Independent Registered Public Accounting Firm

On July 21, 2010, PricewaterhouseCoopers LLP ("PwC”) was dismissed as the independent registered public accounting firm for the Jensen Portfolio, Inc. (the "Fund"). The reports of PwC on the Fund’s financial statements for the fiscal years ended May 31, 2009 and 2010 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  The decision to replace PwC was approved by the audit committee of the Fund's board of directors and by the Fund’s board of directors.

During the two most recent fiscal years and through July 21, 2010, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.  During the two most recent fiscal years and through July 21, 2010, there were no reportable events of the kind enumerated in paragraphs (1)(v)(A) through (D) of item 304(a) of Regulation S-K.

On July 21, 2010, the Fund’s Board of Directors engaged the firm Cohen Fund Audit Services, Ltd. to serve as the new independent registered public accounting firm to the Fund.  During the two most recent fiscal years and through July 21, 2010, the Fund’s management did not consult Cohen Fund Audit Services, Ltd. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The Fund has provided PwC with a copy of these disclosures and has requested PwC to furnish the Fund with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Fund herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated January 28, 2011, is filed as an exhibit to this Form N-SAR.